SECOND MASTER TRUST AGREEMENT

     AGREEMENT made as of the 19th day of July, 1983 between The Coastal Corporation, a Delaware corporation (hereinafter referred to as the "Company") and the individuals who have executed this document as Trustees (hereinafter referred to as the "Trustees").

                               W I T N E S S E T H

     WHEREAS, the Company desires to establish an additional master trust known as "The Coastal Corporation Second Pension Trust" (hereinafter referred to as the "Second Master Trust"), which will serve as an additional funding medium for the "Pension Plan for Employees of The Coastal Corporation" (the "Coastal Plan"); and

     WHEREAS, a separate additional master retirement trust with the Trustees similar to the Second Master Trust ("Related Trusts") has been adopted by the employee pension plans of the Company's subsidiaries and/or affiliates listed on the Schedule of Commingled Plans (the "Related Plans") annexed hereto; and

     WHEREAS, certain assets of the Coastal Plan and Related Plans are currently in a trust fund (the "Master Trust") held by Bankers Trust Company as Trustee (the "Master Trustee"), pursuant to an agreement (the "Master Trust Agreement") dated as of January 1, 1982 between the Company and the Master Trustee;

     NOW, THEREFORE, in consideration of the premises, the Company and the Trustees do hereby declare and agree each with the other that the Second Master Trust is hereby established as follows:

     1. The Trustees shall appoint a custodian (hereinafter referred to as the "Custodian") to accept and hold, as Custodian, as hereinafter provided such sums of money and other property acceptable to the Trustees as shall from time to time be paid or delivered to the Second Master Trust (including, but not limited to, any money or other property which, upon direction of the Company, may be transferred to the Second Master Trust from the Master Trust) and such income, increments and accruals thereon as may occur from time to time. All such monkey and other property and all investments and reinvestments made therewith or proceeds thereof and all income and increments thereon, less the payments which at the time of reference shall have been made by the Custodian at the direction of the Trustees as authorized herein, are sometimes referred to herein as the "Fund". The Fund shall be held by the Custodian and dealt with in accordance with the express provisions of this Agreement. No bond shall be required of the Custodian unless required by law.



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     The Custodian shall have no authority with respect to investment, reinvestment, retention, sale or other disposition of any assets of the Fund except to act as agent if so authorized by the Trustees.

     Assets of the Coastal Plan and the Related Plans may be commingled under the Second Master Trust for purposes of common investment. However, the management and control of such commingled assets shall be exercised only pursuant to the provisions of the Second Master Trust and the Related Trusts, respectively.

     2. The Trustees are directed and authorized (a) to invest and reinvest the Fund, through any agent, which agent may be the Custodian, as hereinafter prescribed, (b) to direct the Custodian to pay monies and make distributions from the Fund on the order of the Trustees or such person or persons as may be designated in writing by the Trustees (such person or persons being hereinafter referred to as the "Fiduciary"), for the purpose of transfer to the Master Trust or distributing to participants, retired participants and their beneficiaries the benefits due them, including payment to any insurance company for the purpose of providing such benefits, and (c) to pay the expenses of the Fund as hereinafter provided.

     Notwithstanding anything in this Agreement to the contrary, no part of the corpus or income of the Fund shall be used for or diverted to purposes other than the exclusive benefit of the participants, retired participants or their beneficiaries; provided, however, that the Custodian shall be entitled to assume that any action by the Trustees, the Company, any of its subsidiaries or affiliated companies, or the Fiduciary pursuant to any of the provisions of this Agreement shall comply with the foregoing provision of this paragraph, and the Custodian shall nob be liable in respect of any action they may take in good faith pursuant thereto.

     3. The Trustees shall invest and reinvest the Fund as provided herein, and keep the Fund invested, without distinction between corpus and income, entirely in common stock of the Company ("Common Stock"), and shall accept contributions in the form of Common Stock (if any contribution to the Fund is received from the Company in the form of treasury shares or authorized but previously unissued shares of Common Stock); provided, however, that the Company shall inform the Trustees periodically or at their request of the aggregate market value of plan assets and the market value, if any, of Common Stock held by the Master Trust, and in no event shall the Trustees make any purchases of Common Stock or accept any contribution in the form of Common Stock if and to the extent that the then aggregate market value of Common Stock held pursuant to the Fund and the Master Trust would exceed ten percent of the then aggregate market value of the assets of the Master Trust plus the Fund.

     Notwithstanding anything in this Agreement to the contrary, pending the purchases of Common Stock or pending any payment or distribution from the Fund as provided in this


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Agreement, the Trustees may temporarily invest all or any part of the Fund in interest-bearing accounts or commingled accounts maintained by a bank or banks, or in such short-term debt instruments as they, in their sole discretion, deem appropriate, or in any regulated fund invested in short-term debt instruments. Subject to the foregoing provisions of this Article 3, the Trustees shall reinvest all interest, dividends and other income earned by the Fund in Common Stock.

     4. Subject to the provisions of Article 3 hereof, the Trustees are authorized and empowered:

                  (a) to sell, exchange, convey, transfer or otherwise dispose of any securities or other property held by the Fund, by private contract or at public auction. No person dealing with the Trustees or Custodian shall be bound to see to the validity, expediency or propriety of any such sale or other disposition;

                  (b) to vote any stock, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held as part of the Fund;

                  (c) to appoint a Custodian to hold assets of the Fund, which Custodian is to cause any securities or other property held as part of the Fund to be registered in the name of the Custodian or in the name of one or more nominees of the Custodian or to hold any investments in bearer form, but the books and records of the Custodian shall at all times show that all such investments are part of the Fund;

                  (d) to borrow or raise money for the purposes of the Coastal Plan in such amount and upon such terms and conditions as they shall deem advisable and, for any sum so borrowed, to issue their promissory note as Trustees and to secure the repayment thereof by pledging all, or any part, of the Fund; and no person lending money to the Trustees shall be bound to see to the application of the money lent or to inquire into the validity, expediency or propriety of any such borrowing;

                  (e) to keep such portion of the fund in cash or cash balances as the Trustees may, from time to time, deem to be in the best interest of the Coastal Plan, without liability for interest thereon and, without affecting the generality of the foregoing, to keep such portion of the Fund in cash or cash balances as may be specified from time to time in a written request of the Fiduciary to meet contemplated requisitions or orders of the Fiduciary;

                  (f) to have the Custodian accept and retain for such time as the Trustee may seem advisable any securities or other property received or acceptable by them as Trustees hereunder, whether or not such securities or other property would normally be purchased as investments hereunder;


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                  (g) to appoint such accountants, actuaries, legal counsel, investment advisors, specialists and other persons as they may deem necessary or advisable in connection with the furtherance of their responsibilities hereunder. The Trustees shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by them in good faith in reliance upon, any opinions or reports which shall be furnished to them by any such accountant, actuary, counsel, advisor, specialist or other person;

                  (h) to appoint a bank or bank's trust company or trust companies as Custodian, and to enter into and execute an agreement with such Custodian setting forth the duties and responsibilities of such Custodian with respect to the assets of the Fund; and

                  (i) to do all acts which they may deem necessary or proper and to exercise any and all powers of the Trustees under this Agreement under such terms and conditions as they deem to be for the best interests of the Fund.

     5. All expenses attendant to the management, control, and investment of the assets of the Fund, including expenses arising out of any investment management agreement or custodian agreement, expenses incurred by the Trustees hereunder, and compensation for agents and for legal services of counsel, and expenses incident there to, and the Trustees' compensation, if any (which, while such compensation may be paid from the Fund, shall be in such amounts as may be agreed upon in writing by the Company and the Trustees), and all other proper charges and disbursements of the Trustees, including all proper taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the trust hereby created or the Fund or any money, property or securities forming a part thereof, shall be paid by the Trustees out of the Fund.

     6. The Trustees may consult with legal counsel approved by the Company (who may be counsel to the Company) concerning any question which may arise with reference to their duties under this Agreement and the opinion of such counsel shall be full and complete protection in respect of any action taken or suffered by the Trustees hereunder in good faith and in accordance with the opinion of such counsel.

     7. The Custodian shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder and all accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Trustees, the Fiduciary or any person designated by the Company. As soon as practicable after the close of the business of each year, the Trustees shall certify in writing to the Company or shall cause the Custodian to certify in writing to the Company the market value of the Fund as of the close of business on the last business day of such year. Within ninety days following the close of each plan year of the Coastal Plan and within ninety days after the removal or resignation of any Custodian or termination of the trust as provided herein, the Custodian shall file with the Company a certified written report setting forth all investments, receipts and disbursements, and other transactions


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effected by them during such year or during the period from the close of such plan year to the date of such removal, resignation or termination. Except as provided to the contrary by Section 413(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), upon the expiration of one hundred fifty days from the date of filing such annual or other account, the Trustees and Custodian shall be forever released and discharged from all liability and accountability to anyone with respect to the propriety of their acts and transactions shown in such account, except with respect to any, such acts or transactions as to which the Company shall file with the Custodian or Trustees written objections within such one hundred fifty day period.

     The Company, as administrator of the Coastal Plan, shall be responsible for preparing and filing any and all federal, state and local tax and other returns that may be necessary in connection with the Fund.

     Neither the Company, any participating subsidiary or affiliated company, nor the Fiduciary shall have the right to demand or be entitled to any further or different accounting by the Custodian or Trustees. The foregoing, however, shall not preclude the Custodian or Trustees from having its account settled by a court of competent jurisdiction.

     The Company shall furnish or cause to be furnished to the Trustees, as soon as practicable after their transmittal to the Company, such statements of the assets and liabilities of the Master Trust as may be furnished to the Company by the Master Trustee pursuant to the Master Trust Agreement. In furtherance of their responsibilities hereunder, the Trustees shall be allowed to inspect the books of account of the Master Trustee upon request at any reasonable time during business hours.

     8. The Trustees may act by majority vote at a meeting or unanimously in writing without a meeting. Any Trustee may participate at a meeting by means of conference telephone or similar communications equipment. Notwithstanding the foregoing: (a) instructions for the transfer of money and property to the Master Trust may be signed by any one Trustee with the same force and effect as if signed by all Trustees then acting hereunder, and (b) the Trustees may by written authorization empower any one of them to individually execute any other document or documents on behalf of the Trustees, which authorization shall remain in effect until revoked by any Trustee.

     9. (a) The Trustees shall discharge their duties with respect to the Coastal Plan and the Fund solely in the interest of the participants and their beneficiaries and

                  (1) for the exclusive purpose of providing benefits to participants and their beneficiaries and defraying reasonable expenses of administering the Coastal Plan;

                  (2) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man, acting in like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims;


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                  (3) after taking into account the investment of assets held pursuant to the Coastal Plan including assets held pursuant to the Master Trust, by diversifying the investments of the Coastal Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

                  (4) in accordance with the documents and instruments governing the Coastal Plan insofar as such documents and instruments are consistent with the provisions of ERISA.

                  (b) Except as provided in the succeeding sentence, the Trustees shall not be liable with respect to any act or omission of the Master Trust in connection with its responsibilities under the Master Trust Agreement. No Trustee shall be liable for any breach of fiduciary responsibility under ERISA by any other fiduciary with respect to the Coastal Plan unless (i) he participates knowingly in, or knowingly undertakes to conceal, an act or omission of such fiduciary, knowing such act or omission to be such a breach, or
(ii) by his failure to comply with the provisions of paragraph (a) of this
Article 9, he has enabled such other fiduciary to commit such a breach, or (iii) he has knowledge of such a breach by such other fiduciary and has not made reasonable efforts under the circumstances to remedy such breach.

     10. Any Trustee may be removed by the Company at any time upon notice in writing to the Trustees. A Trustee may resign at any time upon thirty days notice in writing to the Company. Upon such removal or resignation of a Trustee, or upon the death or disability of a Trustee, the Board of Directors of the Company (the "Board") shall within thirty days appoint and designate a successor trustee, who shall have the same powers and duties as those conferred upon the Trustees hereunder. The Company may appoint one or more additional Trustees at any time who shall have the same powers as those conferred upon the Trustees hereunder.

     11. Any action by the Board pursuant to any of the provisions of this Agreement shall be evidenced by a resolution of the Board certified to the Trustees over the signature of the Secretary or Assistant Secretary of the Company under its corporate seal, and the Trustees shall be fully protected in acting in accordance with such resolution so certified to it. All requests, directions, requisitions for monies, certifications, and instructions by the Trustees or Fiduciary to the Custodian shall be in writing, signed by the Trustees or Fiduciary, and the Custodian shall act and shall be fully protected in acting in accordance with such requests, directions, requisitions, certifications and instructions. The Trustees or Fiduciary need not specify the application to be made of any monies, and the Custodian shall be fully protected in making payments of monies upon requisitions of the Trustees or Fiduciary and shall be charged with no responsibility whatsoever respecting the application of such monies or for the administration of the Coastal Plan. The Trustees shall promptly furnish to the Custodian certificates evidencing the appointment and termination of the Fiduciary, together with specimen signatures of such Fiduciary, and for all purposes hereunder the Custodian shall be conclusively entitled to rely upon such certificates as evidence of the identity and authority of the person or persons as disclosed thereby.



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     12. The Company reserves the right at any time (1) to modify or amend in whole or in part, by written agreement with the Trustees, any or all of the provisions of this Agreement, or (2) to terminate this Agreement upon notice in writing to the Trustees; and the Company hereby covenants and agrees with the Trustees that any such termination, modification, or amendment shall not permit any part of the corpus or income of the Fund to be used for, or diverted to, purposes other than for the exclusive benefit of participants of the Coastal Plan and their beneficiaries. However, if a contribution is made by mistake of fact, this Agreement shall not prohibit the return of such contribution within one year after the payment of such contribution, or if a contribution is conditional on qualification of any of the Coastal Plan under Section 401(a) of the Internal Revenue Code of 1954, as amended, and if any such plan does not so qualify, this Agreement shall not prohibit the return of such contribution within one year after the date of qualification of such plan, or if a contribution is conditioned upon its deductibility under Section 404 of the Internal Revenue Code of 1954, as amended, then, to the extent such deduction is disallowed, this Agreement shall not prohibit the return of such contribution within one year after the disallowance of such deduction. In the event of termination of the trust created hereunder, all cash, securities and other property then constituting the Fund, less any amounts constituting charges and expenses properly payable from the Fund, shall be paid over or delivered by the Trustees to the Master Trust, subject to the provisions of ERISA. In making such or any other payments or deliveries to the Master Trust, however, the Trustees shall, unless otherwise prescribed by law, ruling or regulation, have no duty to determine whether or not such payments constitute any use or diversion of the Fund for purposes other than the payment or provision for the payment of the retirement benefits and the cash payments provided for in the Coastal Plan.

     13. The Company, to the extent legally permissible, shall indemnify the Trustees, the Fiduciary, and the Custodian, and each of them, against all liabilities and expenses reasonably incurred in connection with the defense or disposition or any action, suit, claim or other proceeding, either civil or criminal, commenced or threatened, by reason of such Trustee, Fiduciary or Custodian having served in such fiduciary capacity, except with respect to any matter as to which such Trustee, Fiduciary or Custodian shall have been adjudicated to have been guilty of gross negligence or willful misconduct. Such indemnification shall be made only to the extent that liabilities and expenses are not covered by insurance policies.

     14. The Trustees, by joining in the execution of this Agreement, hereby signify their acceptance of the trust created hereunder, their investment management and fiduciary capacity, and agreement to the allocation of fiduciary responsibilities, obligations and duties contained in this Agreement.

     15. This Agreement shall be construed and enforced according to the laws of the State of Texas and all provisions hereof shall be administered according to the laws of said state, except as said laws are superceded by ERISA.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated but to be effective as of the date first above written.

ATTEST:                                      THE COASTAL CORPORATION
(Corporate Seal)



_____________________________       By: _______________________________________
Austin M. O'Toole                       James R. Paul                      Date
Vice President and                      Senior Vice President
Assistant Secretary



ATTEST:



_____________________________           _______________________________________
Phyllis D. O'Neal                       M. T. Arnold, Trustee              Date


ATTEST:



_____________________________           _______________________________________
Alisa D. Powell                         Murry D. Page, Trustee             Date


ATTEST:



_____________________________            ______________________________________
Karen S. Cole                            Bernard W. Schrader, Trustee      Date


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                          SCHEDULE OF COMMINGLED PLANS


1.       Derby Refining Company Pension Plan.

2.       SUFCo Retirement Plan



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